Franklin Credit Management Corporation 10-12G
Exhibit 10.22

FIRST AMENDMENT TO LEASE

1.	PARTIES

1.1
THIS AGREEMENT made the 30th day of March, 2007 is between 101 HUDSON LEASING ASSOCIATES, a New Jersey general partnership (“Landlord”) whose address is c/o Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837 and FRANKLIN CREDIT MANAGEMENT CORPORATION, a Delaware corporation (“Tenant”), whose address is 101 Hudson Street, 25th Floor, Jersey City, New Jersey 07302.

2.	STATEMENT OF FACTS

2.1
Landlord and Tenant entered into a Lease dated July 27, 2005 (herein referred to as the “Lease”) covering approximately six thousand eight hundred fifty-six (6,856) gross rentable square feet on the thirty-seventh (37th) floor and approximately thirty-three thousand eight hundred sixty-six (33,866) gross rentable square feet on the twenty-fifth (25th) floor, consisting of a total of approximately forty thousand seven hundred twenty-two (40,722) gross rentable square feet (“Premises”), in the aggregate, in the building located at 101 Hudson Street, Jersey City, New Jersey (“Building”); and

2.2
Tenant desires to expand the Premises by leasing approximately six thousand two hundred sixty-nine (6,269) gross rentable square feet on the thirty-seventh (37th) floor of the Building (“Expansion Premises”), as shown on Exhibit A attached hereto and made a part hereof; and

2.3	The Term of the Lease expires 11:59 p.m. on December 31, 2013 (“Expiration Date”), subject to Tenant’s option to extend the Term for the Renewal Term, as more particularly described in the Lease; and

2.4	The parties desire to amend certain terms of the Lease as set forth below.

3.	AGREEMENT

NOW, THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, Landlord and Tenant agree as follows:

3.1	The above recitals are incorporated herein by reference.

3.2	All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

3.3
The Term applicable to the Expansion Premises shall commence on the Effective Date (as defined below) and shall terminate at 11:59 p.m. on the Expiration Date, subject to Tenant’s option to extend the Term applicable to the entire Premises (as defined in Section 3.6b below) for the Renewal Term (as defined in the Lease).

3.4
The effective date applicable to the Expansion Premises shall be the day (“Effective Date”) Landlord delivers the Expansion Premises to Tenant in its “as is” condition, except that the Expansion Premises shall be delivered (a) in a vacant and “broom clean” condition (b) with all building systems serving the Expansion Premises being in working good order and (c) free of any tenancies or occupants. Landlord shall have no obligation to perform any tenant improvement work in the Expansion Premises, except as is necessary to deliver the Expansion Premises to Tenant on the Effective Date in the condition required in the immediately preceding sentence. Notwithstanding anything contained herein to the contrary, if for any reason, the Effective Date does not occur on or before six (6) months following execution hereof then, and in such event, Tenant may cancel this Agreement upon thirty (30) days’ notice to Landlord (TIME BEING OF THE ESSENCE), given within thirty (30) day following the expiration of such six (6) month period and unless Landlord delivers possession of the Expansion Premises within the aforesaid thirty (30) day period after Tenant’s notice of cancellation is given, this Agreement shall terminate upon the expiration of said thirty (30) day period and the parties shall be released from any obligations under this Agreement. In the event of any such termination by Tenant, the Lease shall remain in full force and effect.

3.5
Tenant, at its sole cost and expense, shall perform Tenant’s Work to the Expansion Premises, subject to the provisions of Article 7 of the Lease wherein the term “37th Floor Premises” shall be deemed to include the Expansion Premises but the references to the “25th Floor Premises” and the provisions of Subsection 7.2 (c), 7.3 (a) and the reference to the “Sublease” shall not apply with respect to the performance of Tenant’s Work. Notwithstanding the foregoing, the rights granted to Tenant in Subsection 7.2(c) shall otherwise remain in full force and effect. Landlord shall provide a cash allowance towards the cost of such Tenant’s Work of ONE HUNDRED TWENTY-FIVE THOUSAND THREE HUNDRED EIGHTY AND 00/100 DOLLARS ($125,380.00) (“Expansion Premises Construction Contribution”), which shall be advanced to Tenant pursuant to the provisions of Section 7.5 of the Lease, or which may be applied to costs incurred by Tenant with respect to Tenant’s Work as described in said Section 7.5 of the Lease which may be performed to the Premises as defined in Section 2.1 above from and after the Effective Date and which shall be advanced to Tenant in accordance with said Section 7.5 of the Lease.

3.6	From and after the Effective Date, the following shall be effective:

a.	Landlord shall lease to Tenant and Tenant shall hire from Landlord the Expansion Premises as shown on Exhibit A attached hereto and made part hereof.

b.
Notwithstanding the definition of “Premises” above, the Premises shall be defined as approximately forty-six thousand nine hundred ninety-one (46,991) gross rentable square feet, consisting of approximately thirteen thousand one hundred twenty-five (13,125) gross rentable square feet on the thirty-seventh (37th) floor of the Building and the 37th Floor Premises shall be deemed to include the Expansion Premises (collectively, the “37th Floor Premises”) and from and after the Lease Commencement Date as to the 25th Floor Premises, approximately thirty-three thousand eight hundred sixty-six (33,866) gross rentable square feet on the twenty-fifth (25th) floor of the Building (“25th Floor Premises”) and the Fundamental Lease Provisions, Sections 1.2.59 and 1.2.63 of the Lease and Paragraph 3 of the Lease shall be deemed amended accordingly.

c.
In addition to the Base Rent payable applicable to the premises originally demised under the Lease, Tenant shall pay Landlord Base Rent applicable to the Expansion Premises which shall accrue as follows and the Fundamental Lease Provisions and Paragraph 4 of the Lease shall be deemed supplemented accordingly:

Period	Yearly Rate	Monthly Installments	Annual Rate Per Rentable Sq. Ft.
Effective Date through December 31, 2010	$200,608.00	$16,717.33	$32.00
January 1, 2011 through Expiration Date	$219,415.00	$18,284.58	$35.00

If the Effective Date is a day other than the first day of a calendar month, the Monthly Installments of Base Rent for the month during which the Effective Date occurs shall be prorated.

Notwithstanding anything contained herein to the contrary, provided that Tenant shall not be in monetary default under any of the terms and provisions of the Lease beyond any applicable notice and cure periods, Tenant shall not be obligated to pay the Monthly Installments of Base Rent or Additional Rent pertaining to the Expansion Premises for the first three (3) months following the Effective Date, provided however that Tenant shall continue to pay for the cost of electricity and Chilled Water consumed within the Expansion Premises as set forth in 3.6e below during said abatement period.

d.
Tenant shall be entitled to an additional four (4) parking spaces with respect to the Expansion Premises at the rate specified in Article 16 of the Lease such that the total parking spaces available to Tenant with respect to the 37th Floor Premises shall be nine (9) and, as of the Lease Commencement Date for the 25th Floor Premises, Tenant shall be entitled to thirty-three (33) parking spaces thereafter. Section 2.2 and 16.1 of the Lease shall be deemed amended accordingly.

e.	Tenant shall pay Landlord the cost of electricity and Chilled Water consumed within the Expansion Premises in accordance with Articles 8.1, 8.6 and 8.8 of the Lease.

f.
Tenant shall pay Landlord, as Additional Rent, Tenant’s Proportionate Share applicable to the Expansion Premises of the increased cost to Landlord for Operating Expenses and Taxes in the manner set forth in Article 5 Additional Rent Operating Expenses, of the Lease.

g.
Tenant’s Proportionate Share applicable to the Expansion Premises shall be five hundred sixteen one thousandth (.516%) percent and Section 1.2.81 of the Lease and the Fundamental Lease Provisions shall be deemed modified accordingly, such that Tenant’s Proportionate Share shall be a total of one and seventy-six one thousandth (1.076%) percent, which shall increase to three and eighty-seven one hundredth (3.87%) percent from and after the Lease Commencement Date as to the 25th Floor Premises. Section 1.2.28 (b) of the Fundamental Lease Provisions shall be modified to reflect that the Floor Common Area Proportionate Share with respect to the Expansion Premises shall be twenty-two and eight one hundredth (22.08%) percent such that the total Floor Common Area Proportionate Share shall be forty-two and thirty-two one hundredths (42.32%) percent with respect to the 37th Floor Premises.

3.7
Tenant shall pay to Landlord an additional Security Deposit applicable to the Expansion Premises in the amount of FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) (“Additional Security Deposit”), which shall be due and payable simultaneously with Tenant’s execution of this First Amendment to Lease and the Fundamental Lease Provisions shall be deemed modified accordingly. Notwithstanding anything contained herein to the contrary, provided that at the time of each applicable reduction as herein after described, (i) the Lease is in full force and effect, (ii) Tenant is not in monetary default under the Lease beyond applicable notice and cure periods, then (a) on the date which is ten (10) months following the Effective Date, the Additional Security Deposit shall be reduced to THIRTY-SEVEN THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($37,500.00) and TWELVE THOUSAND FIVE HUNDRED AND 00/100 ($12,500.00) DOLLARS shall be promptly returned to Tenant, and (b) on the date which is eighteen (18) months following the Effective Date, the Additional Security Deposit shall be reduced to zero ($0.00) and the balance of the Additional Security Deposit shall be promptly returned to Tenant.

3.8	This Agreement shall not extend or otherwise amend the Term or Base Rent applicable to the premises originally demised to Tenant under the Lease.

3.9	Within thirty (30) days after the request of either party made after the occurrence of the Effective Date, the parties shall memorialize the Effective Date in writing.

3.10
The parties covenant, warrant and represent to each other that there was no broker instrumental in consummating this transaction, and that no conversations or prior negotiations were had with any broker or any other person concerning the renting of the Expansion Premises, other than Cushman and Wakefield of New Jersey, Inc. (the “Broker”). Landlord shall pay Broker any commission due to it pursuant to the terms of a separate agreement. Each party shall indemnify, defend and hold the other party harmless against a breach by it of the foregoing representation.

3.11
Landlord and Tenant represent to each other, to such party’s knowledge that, as of the date hereof (i) there exists no default under the Lease either by Landlord or Tenant; (ii) Tenant is not presently entitled to any credit, free rent (other than pursuant to Paragraph 3.6c hereof) or other offset or abatement of the rents due under the Lease; and (iii) there exists no offset, defense or counterclaim to either party’s obligation under the Lease.

3.12
Except as expressly amended herein, the Lease shall remain in full force and effect as if the same had been set forth in full herein, and Landlord and Tenant hereby ratify and confirm all of the terms and conditions thereof.

3.13	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

3.14
Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

3.15
Tenant agrees not to disclose the economic terms, of this Agreement, including, but not limited to, the Fixed Rent, to any person, corporation, partnership, association, newspaper, periodical or other entity, except (a) as required by law or by judicial process or order, (b) in order to enforce the terms of the Lease, as herein amended, and/or (c) to its employees, accountants, counsel and professional advisors. This non-disclosure and confidentiality agreement shall be binding upon Tenant without limitation as to time.

3.16
Tenant’s Notice Address/Contact in the Fundamental Lease Provisions of the Lease is hereby changed delete the first notice address and contact therein and replace it with: “Franklin Credit Management Corporation, 101 Hudson Street, 25th Floor, Jersey City, New Jersey 07302; Attention: Kevin Gildea, Esq.; Title: General Counsel; Telephone: 201-604-4505; Facsimile: 201- 604-4400.” In addition, an additional copy of any notice to Tenant (in addition to the copy to be sent to Cole, Schotz, Meisel, Forman & Leonard per the terms of the Lease) shall be sent to: Franklin Credit Management Corporation, 101 Hudson Street, 25th Floor, Jersey City, New Jersey 07302; Attention: William Sullivan, Chief Operating Officer; Telephone: (201)-604-1800; Facsimile: 201-604-4400.

             IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Agreement.

LANDLORD:		TENANT:

101 HUDSON LEASING ASSOCIATES		FRANKLIN CREDIT MANAGEMENT
CORPORATION
By:	MC Hudson Holding L.L.C.,
Partner

By:	Mack-Cali Realty, L.P.,
non-member manager

By:	Mack-Cali Realty Corporation,
general partner

By:	/s/ Michael A. Grossman	By:	/s/ Alexander Gordon Jardin
	Michael A. Grossman		Name: Alexander Gordon Jardin
	Executive Vice President		Title: Chief Executive Officer